Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated February 5, 2025, except for Notes 24 and 25, for which the date is February 19, 2025 in Amendment No. 2 to the Registration Statement on Form F-1 (No. 333-283712), under the Securities Act of 1933 with respect to the consolidated balance sheets of LEIFRAS Co., Ltd. (the “Company”) as of December 31, 2022 and 2023, and related consolidated statements of income, change in shareholders’ equity and cash flows, for each of the years in the two-year period ended December 31, 2023, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

San Mateo, California February 19, 2025	/s/ WWC, P.C. WWC, P.C. Certified Public Accountants PCAOB ID: 1171